UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           BigStar Entertainment, Inc.

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                                (Name of Issuer)

                                  Common Stock

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                         (Title of Class of Securities)

                                   089896104

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                                 (CUSIP Number)

                                December 31, 1999

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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

|_| Rule13d-1(b)
| | Rule13d-1(c)
|X| Rule13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 089896104            13G               Page 2 of 5 Pages



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   1     NAME OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David Levitsky

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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) |_|
                                                             (b) |_|

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   3     SEC USE ONLY

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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

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                           5    SOLE VOTING POWER

       NUMBER OF                875,600
         SHARES

      BENEFICIALLY         6    SHARED VOTING POWER

                                N/A

        OWNED BY           7    SOLE DISPOSITIVE POWER

          EACH                  875,600
       REPORTING

      PERSON WITH          8    SHARED DISPOSITIVE POWER

                                N/A

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         875,600

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   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES
                                                    _
         CERTAIN SHARES*                           |_|

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   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.7%

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   12    TYPE OF REPORTING PERSON*

         IN

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CUSIP NO.  089896104             13G               Page 3 of 5 Pages

ITEM 1(A). NAME OF ISSUER:

           BigStar Entertainment, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           19 Fulton Street, Fifth Floor
           New York, NY 10038.

ITEM 2(A). NAME OF PERSON FILING:

           David Levitsky.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The principal business office is:

           19 Fulton Street, Fifth Floor
           New York, NY 10038.

ITEM 2(C). CITIZENSHIP:

           United States.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, $.001 par value per share (the "Common Stock").

ITEM 2(E). CUSIP NUMBER:

           089896104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a)       |_| Broker or Dealer registered under Section 15 of the Exchange
                    Act.

      (b)       |_| Bank as defined in section 3(a)(6) of the Exchange Act.

      (c)       |_| Insurance  Company as defined  in section  3(a)(19)  of the
                    Exchange Act.

      (d)       |_| Investment  Company  registered  under  section  8  of  the
                    Investment Company Act.

      (e)       |_| An   investment    advisor   in   accordance   with   Rule
                    13d-1(b)(1)(ii)(E);

      (f)       |_| An employee  benefit  plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F);

      (g)       |_| A parent  holding  company or control  person in  accordance with Rule 13d-1(b)(1)(ii)(G);

      (h)       |_| A savings  association  as defined  in  Section  3(b) of the
                    Federal Deposit Insurance Act;

      (i)       |_| A church plan that is  excluded  from the  definition  of an investment company under section 3(c)(14) of the Investment Company Act;

      (j)       |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|


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CUSIP NO. 089896104            13G               Page 4 of 5 Pages

ITEM 4.    OWNERSHIP.

      (a)  Amount Beneficially Owned:

           The number of shares beneficially owned by David Levitsky is 875,600.

       (b) Percent of Class:

           The percent of class held by David Levitsky is 8.7%.

       (c) Number of shares as to which such person has:

           (i)  Sole power to vote or direct the vote:

                David Levitsky has sole power to vote or direct the vote of 875,600 shares.

           (ii) Shared power to vote or direct the vote:

                Not Applicable.

           (iii)Sole power to dispose or to direct the disposition of:

                David Levitsky has sole power to dispose or to direct the disposition of 875,600 shares.

           (iv) Shared power to dispose or to direct the disposition of:

                Not Applicable.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not Applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
           ANOTHER PERSON.

           Not Applicable.

ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
           WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
           GROUP.

           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable.

ITEM 10.   CERTIFICATION

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP NO. 089896104             13G               Page 5 of 5 Pages


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 10, 2000
                                        ------------------------------
                                                  (Date)


                                               /S/ David Levitsky
                                        -------------------------------
                                                (Signature)


                                                David Levitsky
                                        -------------------------------
                                                  (Name)